Exhibit 99.1

WHITESTONE REIT and HARTMAN SETTLE DISPUTE AND SEPARATE THEIR RELATIONSHIP

HOUSTON, TX  May 28, , 2008 Whitestone REIT, which owns and manages 35 commercial properties in Texas and Arizona, announced today that the Board of Trustees of Whitestone REIT and Hartman Management and Allen R. Hartman are pleased to announce the final resolution of two law suits between them.  Both suits, one of which was pending in Federal Court in Houston and the other suit pending in Harris County District Court, were filed in the fall of 2006.  In addition, a preliminary proxy filed in November of 2006 with the SEC will not be re-filed or amended by Mr. Hartman, as both parties agreed to a mutual five-year standstill.

Mr. Hartman, on behalf of himself and Hartman Management, L.P. retracts all statements and proxy filings with SEC that may be perceived to have been defamatory or critical of Mr. Mastandrea, Mr. Dee, Whitestone REIT or its employees or Trustees.  Mr. Mastandrea, on behalf of himself, Mr. Dee, and the Board of Trustees of Whitestone REIT retracts all statements that may have been perceived to have been defamatory or critical of Mr. Hartman or Hartman Management, L.P.

James C. Mastandrea, Chief Executive Officer of Whitestone REIT, said, “The shareholders of Whitestone REIT appreciated the work and effort by Mr. Hartman in building the REIT.”

Allen R. Hartman, Chief Executive Officer of Hartman Management said, “The shareholders of Whitestone REIT will benefit from Mr. Mastandrea’s real estate and public company experience.”

All parties wish each other the best of luck in their future business ventures.

ABOUT WHITESTONE REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 31 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and an office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:
Dick Vaughan, Vice President of Marketing and Investor Relations
713-827-9595, Ext. 3034